Exhibit.10.33
October 25, 2024 Scott Koenig
7109 Malibu Cove
Austin, TX 78730 Dear Scott:
This letter sets forth the substance of the separation agreement (the “Agreement”) that MacroGenics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.SEPARATION. Your last day of work with the Company and your employment termination date will be February 28, 2025 (the “Separation Date”). Either you or the Company may elect, upon seven (7) days’ notice to the other party, to change the Separation Date to a date that is earlier than February 28, 2025. In addition, the Separation Date may be extended past February 28, 2025 with the mutual consent of both you and the Company’s Board of Directors. You will remain eligible for your full normal 2024 annual bonus regardless of whether your Separation Date occurs before or after February 28, 2025, and regardless of whether your Separation Date occurs before the date on which the 2024 annual bonus is paid. Effective as of the Separation Date, you hereby voluntarily resign your position on the Company’s Board of Directors, and resign from any and all other officer or other positions you may hold with the Company, its Board of Directors, and any affiliated or related companies; provided that, upon the written request of the incoming Chief Executive Officer of the Company, which request shall be made prior to the Separation Date, you may revoke your resignation from the Board of Directors. (For the avoidance of doubt, such resignations are effective upon your execution of this Agreement, and regardless of whether or not you revoke this Agreement as set forth below.) You understand and agree that you are not authorized to hold yourself out as being employed or affiliated with the Company in any way following the Separation Date, including as a member of the Board of Directors.

2.FINAL PAY. On the next regularly scheduled pay date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation time earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law.

3.SEVERANCE PAYMENT. If you timely sign this Agreement, allow the release(s) contained herein to become effective, and comply with your obligations under it (collectively, the “Severance Preconditions”), then the Company will provide you (or your heirs, in the event of your death during the time that such benefits would otherwise be paid out under this Agreement) the severance benefits as if your employment termination was a termination by the Employer without Cause (each as defined and set forth in that certain Employment Agreement between you and the Company, dated October 9, 2013, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”)):

(a)CASH SEVERANCE. The Company will pay you, the product of (i) two and (ii) the sum of your base salary and target bonus in effect immediately prior to the Separation Date (for an aggregate severance amount of $2,362,880), subject to standard payroll deductions and withholdings. This amount will be paid over the two (2) year period running from the Separation Date, paid on the same payroll schedule on which current employees are paid (“Severance

Payments”); provided, however, that no Severance Payment will be made prior to the first regular Company payday no earlier than one week after the Effective Date (as defined below), with such first amount totaling the amounts that would have been paid on the regular payroll paydays but for the delay for effectiveness of the release.

(b)HEALTH INSURANCE. As an additional severance benefit under this Agreement, provided that you satisfy the Severance Preconditions set forth above and timely elect continued coverage under COBRA, you and your eligible dependents will continue to participate in the Company’s medical, dental, and vision benefit plans at the same premium cost to you as charged to you immediately prior to the Separation Date for a period of twenty-four (24) months immediately following the Separation Date, or if earlier, until you obtain other employment which provides the same type of benefit; provided, however, that (a) it is understood and agreed that such continued medical, dental, and vision benefits may at the election of the Company be provided by you electing the discontinuation of coverage pursuant to COBRA with the Company reimbursing you for COBRA premiums to the extent required so that your premium cost for the coverage in effect for you and your eligible dependents prior to the Separation Date is substantially the same as immediately prior to the Separation Date, and (b) if the Company determines, in its reasonable judgment, that providing medical, dental, and/or vision benefits in accordance with the preceding provisions of this Section 3(b) would result in a violation of applicable law, the imposition of any penalties under applicable law, or adverse tax consequences for participants covered by the Company’s medical, dental, and/or vision plans, the Company may terminate such coverage (or reimbursement) with respect to you and your eligible dependents and instead pay you taxable cash payments at the same time and in the same amounts as the Company would have been paid as premiums (or as COBRA premium reimbursements) to provide such coverage.

(c)STOCK OPTIONS. Notwithstanding Section 5.05(c) of the Employment Agreement or in any applicable equity incentive award plan or agreement, effective as of the Effective Date each stock option and restricted stock unit granted to you by the Company that is outstanding and not yet vested as of the Separation Date shall become vested with respect to 50% of the shares with respect to which the stock option or restricted stock unit is not vested as of the Separation Date (such vested and unvested stock options and restricted stock units after giving effect to such vesting, including stock options or restricted stock units that become vested during the Advisory Period (defined in Section 4(a) below), the “Separation Date Equity” and such vested and unvested stock options after giving effect to such vesting, including stock options that become vested during the Advisory Period (defined in Section 4(a) below), the “Separation Date Options”).

4.Advisory Relationship. Although the Company has no obligation to do so, if you satisfy the Severance Preconditions, then the Company will engage you as an advisor under the terms and conditions set forth in this Section.

(a)Advisory Period. Your advisory engagement will begin on the Separation Date. If you do not timely (i.e., within 21 days after you receive this Agreement) execute and return this Agreement to the Company, or you revoke it after you sign it, then your advisory engagement will end immediately upon the 30th day after you receive this Agreement. However, if you timely sign and return this Agreement to the Company, and allow it to become effective, then the Company will continue your advisory engagement until February 28, 2030, unless earlier terminated pursuant to Paragraph 4(i) below or extended by the parties in writing. Your full advisory engagement will be referred to as the “Advisory Period”.

(b)Advisory Services. You agree to provide advisory services to the Company in any area of your expertise or relevant to your skills, knowledge and experience with the Company, and/or as requested by the Company (the “Advisory Services”). You agree to make yourself available to provide the Advisory Services for up to four (4) hours per week on an as- needed basis during the Advisory Period. During the Advisory Period, you will report directly to the Company’s Board of Directors or their designee. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You will not be required to report to the Company’s offices during the Advisory Period, except as specifically requested by the Company upon reasonable notice. When providing such services, you shall abide by the Company’s policies and procedures.

(c)Advisory Compensation. Notwithstanding Section 5.05(c) of the Employment Agreement or in any applicable equity incentive award plan or agreement but subject to Paragraph 3(c), provided you shall not have revoked this Agreement, as sole compensation for the Advisory Services, you shall continue to vest during the Advisory Period in the portion the Separation Date Equity that is not vested as of the Separation Date ratably over the period remaining in the original vesting schedule of the Separation Date Equity, and your period of service during the Advisory Period shall be deemed to be continued employment with the Company for purposes of determining the period during which, after the end of the Advisory Period, you may exercise the Separation Date Options, meaning that your Separation Date Options will remain exercisable until the earlier of (i) ninety (90) days or three (3) months, as applicable, after the end of the Advisory Period (or twelve (12) months after the end of the Advisory Period if the Advisory Period ends due to your death or Disability), or (ii) the expiration of the original term of such Separation Date Options. You acknowledge and agree that the compensation set forth in this paragraph is sufficient consideration for the Advisory Services.

(d)Independent Contractor Status. Your relationship with the Company during the Advisory Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Advisory Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

(e)Limitations on Authority. You will have no responsibilities or authority as an advisor to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the Company’s express written authorization. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(f)Proprietary Information and Inventions. You agree that, during the Advisory Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Advisory Services. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing the Advisory Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Advisory Services.

(g)Termination of Advisory Period. Without waiving any other rights or remedies, you and the Company may mutually agree to terminate the advisory relationship at any time and for any reason. Upon termination of the Advisory Period, all equity will cease vesting.

(h)Other Work Activities / Non-Competition. Throughout the Advisory Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Advisory Period, you will not perform services for, or in any way manage, operate, join, control or be connected to as an employee, shareholder (other than as a shareholder of a publicly traded company), director, manager, member, consultant, adviser, volunteer, or partner to, any company that engages in a business that is researching or developing pharmaceutical products addressing any biological target that is the subject of the Company’s drug development efforts during the period of employment prior to the Separation Date (and in which your duties and authorities for such company involve work on any molecules that are structurally or functionally identical or similar to proprietary molecules developed by or under development by the Company during the period of employment prior to the Separation Date). You agree that ten (10) days prior to beginning any director, employment, consulting, or other work relationships with another company, you will notify the General Counsel of the Company in writing (which may be via email).

(i)Representations. You represent and warrant that you are self-employed in an independently established trade, occupation, or business, maintain and operate a business that is separate and independent from the Company’s business, hold yourself out to the public as independently competent and available to provide applicable services similar to the Advisory Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.

5.Other Compensation or Benefits. You acknowledge and agree that the benefits offered to you herein satisfy fully and exceed any and all of the obligations the Company would have had to pay you severance benefits in connection with your employment termination, whether pursuant to the Employment Agreement between you and the Company or any other agreement, plan or policy. By executing this Agreement, you agree and acknowledge that the Company’s obligations to provide you any and all severance benefits (including without limitation under the Employment Agreement), compensation or other benefits, other than as set forth in this

Agreement, are hereby extinguished. You further acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

6.Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company also agrees to reimburse you for up to $10,000 of your reasonable and documented legal fees incurred in connection with negotiating and documenting this Agreement and any related agreements. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.Release of Claims.

(a)General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Fair Employment Practice Act of Maryland, the Maryland False Claims Act, the Maryland Parental Leave Act, and the Maryland Healthy Working Families Act.

(c)ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(d)Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.

(e)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance, including but not limited to any tail coverage that is applicable to active directors and officers of the Company; (ii) any claims that cannot be waived by law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; or (iv) any claims for breach of this Agreement.

(f)Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Furthermore, nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

8.RETURN OF COMPANY PROPERTY. You agree that within ten (10) business days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, Company account and device login and password information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. It is agreed that you may retain your laptop, iPad, phones (including phone numbers), printer, and any related peripherals; provided that the Company shall remove any confidential information that is not being utilized for your Advisory Services. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within ten (10) business days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement. Following your return of Company property pursuant to this section, the Company may permit you to receive and/or use certain documents and/or information reasonably necessary to perform the Advisory Services, all of which you shall return to the Company by the last day of the Advisory Period, or earlier upon the Company’s request, without retaining any copies or embodiments (in whole or in part).

9.Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under the Employment Agreement, including without limitation Section 6 (Promises and Covenants Regarding Confidential Information and Goodwill; Inventions and Assignment; Restrictive Covenants).

10.Mutual Non-disparagement. Except to the extent permitted by the Protected Rights Section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. The Company will instruct members of the Board and executive officers of the Company not to disparage you in any manner that is likely to be harmful to your business reputation or personal reputation; provided that the Company will instruct such individuals that they may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.

11.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

12.COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs. For requests requiring significant investment of time, as determined in good faith by the parties, the Company agrees to negotiate a reasonable hourly rate with you for your time spent on such significant requests.

13.NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

14.REPRESENTATIONS. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15.MISCELLANEOUS. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. You have the right to consult with an attorney before signing this Agreement. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of Maryland without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered and executed via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return the Agreement within that timeframe.

We wish you the best in your future endeavors. Sincerely,

By:
William Heiden
Chairman of the Board of Directors

I have read, understand and agree fully to the foregoing Agreement. I understand that this Agreement includes a release of all known and unknown claims, even those unknown claims that, if known by me, would affect my decision to accept this Agreement.

By:
Scott Koenig

EXHIBIT A

EMPLOYMENT AGREEMENT